Exhibit 10.34
EMPLOYMENT AGREEMENT
     AGREEMENT by and between Motorola, Inc. (the “Company”), and Edward J. Zander (the “Executive”) dated as of the 15th day of December 2003, as amended as of the 27th day of July, 2005 and the 2nd day of May, 2006.
     WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to employ the Executive as the Company’s Chief Executive Officer and to have the Executive serve as Chairman of the Board;
     WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment; and
     WHEREAS, the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement;
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:
     1. Effective Date. The “Effective Date” shall mean January 5, 2004.
     2. Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the fifth anniversary thereof (the “Initial Term”), provided that, on the fourth anniversary and each anniversary of the Effective Date thereafter, the employment period shall be extended by one year unless at least 30 days prior to such anniversary, the Company or the Executive delivers a written notice (a “Notice of Non-Renewal”) to the other Party that the employment period shall not be extended (the Initial Term as so extended, the “Employment Period”).
     3. Terms of Employment. (a) Position and Duties. (i) During the Employment Period, (A) the Executive shall serve as the Chief Executive Officer, with such duties and responsibilities as are commensurate with such positions, reporting directly to the Board, and (B) the Executive’s principal location of employment shall be at the principal headquarters of the Company; provided, that the Executive may be required under reasonable business circumstances to travel outside of such location in connection with performing his duties under this Agreement. In addition, the Company shall cause the Executive to be elected as Chairman of the Board as of the Effective Date, and during the Employment Period, the Executive shall remain on the Board and as Chairman of the Board, subject to Section 4(g), and shall perform his duties as a director of the Company conscientiously and faithfully.
          (ii) The Executive agrees that during the Employment Period, he shall devote substantially all of his business time, energies and talents to serving as the Company’s Chief Executive Officer and Chairman of the Board, perform his duties conscientiously and faithfully subject to the lawful directions of the Board, and in accordance with each of the Company’s corporate governance and ethics guidelines, conflict of interests policies and code of conduct (collectively, the “Company Policies”). During the Employment Period, it shall not be a violation of this Agreement for the Executive, subject to the requirements of Section 7, to (A) serve on corporate, civic or charitable boards or committees, provided, that, without the written approval of the Board, the Executive shall be permitted to serve on no more than one such corporate board, (B) deliver lectures or fulfill speaking engagements and (C) manage personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities as the Chief Executive Officer or as Chairman of the Board of the Company or violate any Company Policies.
          (iii) The Executive acknowledges and agrees that he shall at all times during his service with the Company be subject to the Motorola Stock Ownership Requirements, as may be in effect from time to time, which currently require that the Executive maintain holdings of the Company’s common stock (“Common Stock”) in an amount at least equal to four times the Executive’s Annual Base Salary (as defined below). In connection with such requirements, the Executive shall purchase 75,000 shares of Common Stock on or prior to July 31, 2005, provided, that, 25,000 of such shares shall be purchased on or prior to July 31, 2004 and another 25,000 of such shares shall be purchased on or prior to January 31, 2005.
     (b) Compensation.
          (i) Base Salary. During the Employment Period, the Executive shall receive an annualized base salary (“Annual Base Salary”) of not less than $1,500,000, payable pursuant to the Company’s normal payroll practices. During the Employment Period, the current Annual Base Salary shall be reviewed for increase only at such time as the salaries of senior officers of the Company are reviewed generally, provided that, the Executive’s first such review shall occur no earlier than calendar year 2005.
          (ii) Annual Bonus. For each fiscal year completed during the Employment Period, the Executive shall be eligible to receive an annual cash bonus (“Annual Bonus”) based upon performance targets that are established by the Compensation and Leadership Committee of the Board (the “Committee”), provided that, the Executive’s target Annual Bonus shall be not less than 135% of his Annual Base Salary (the “Target Bonus”). Payment of the Target Bonus shall be guaranteed for fiscal year 2004 (the “Guaranteed Bonus”). The Executive has agreed to defer receipt of the Guaranteed Bonus pursuant to the terms of the Company’s Management Deferred Compensation Plan until after the Executive’s Date of Termination (as defined below). However, notwithstanding the immediately preceding sentence, the Executive shall not be required to defer receipt of the Guaranteed Bonus beyond the first day on which the deductibility of the Guaranteed Bonus by the Company is no longer precluded by the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and in no event shall the Executive be required to defer receipt beyond January 1 of the year following the year in which his Date of Termination (as defined below) occurs.
          (iii) Mid-Range Incentive Plan. For each multi-year period (as recommended by management and determined by the Committee) completed during the Employment Period, the Executive shall be eligible to receive an award (“Mid-Range Incentive Plan Award”)

based upon performance targets that are established by the Committee, provided that, the Executive’s target Mid-Range Incentive Plan Award shall be not less than 250% of his Annual Base Salary.
          (iv) Long-Term Incentive Awards. As determined by the Committee, the Executive shall be eligible for grants of equity compensation awards under the Company’s long term incentive compensation arrangements in accordance with the Company’s policies, as in effect from time to time. Except for grants with respect to fiscal year 2004 as set forth below, all grants of equity compensation awards shall be made in the discretion of the Committee based upon performance of the Executive and the Company and the Company’s compensation philosophy.
       A. 2004 Stock Option. In May 2004, the Executive shall be granted an option (the “2004 Stock Option”) to purchase a number of shares of common stock of the Company (the “Common Stock”) for fiscal year 2004 pursuant to the Company’s Omnibus Incentive Plan of 2003 (the “Incentive Plan”) having an aggregate Black-Scholes value of $6,250,000. The Black-Scholes value to be calculated under this Section 3(b)(iv)(A) shall be determined on the 2004 Stock Option grant date in a manner consistent with the methodology used by Hewitt Associates for valuing stock options granted to employees of its publicly traded clients during the year 2003. The 2004 Stock Option shall have a per share exercise price equal to the closing price of a share of Common Stock on the last trading day prior to the date of grant as reported in the Wall Street Journal (the “Fair Market Value”), a ten-year term and a vesting schedule such that the 2004 Stock Option will become exercisable in four equal annual installments commencing on the first anniversary of the date of grant, provided that, the Executive remains in the employ of the Company through each such date. Except as specifically provided herein, the terms and conditions of the 2004 Stock Option shall be subject to the terms of the Incentive Plan and the award agreement evidencing the grant of the 2004 Stock Option, as provided to senior executives of the Company generally.
       B. 2004 Restricted Stock Units. In May 2004, the Executive shall be granted an award of a number of restricted stock units (the “Restricted Stock Units”) based on shares of Common Stock for fiscal year 2004 pursuant to the Incentive Plan equal to the quotient obtained by dividing (i) $2,000,000 by (ii) the Fair Market Value on the date of grant. The Restricted Stock Units shall vest 10% on the first anniversary of the date of grant, 20% on the second anniversary of the date of grant, 30% on the third anniversary of the date of grant and 40% on the fourth anniversary of the date of grant, provided that, the Executive remains in the employ of the Company through each such date. The Executive has agreed to defer receipt of the settlement of any Restricted Stock Units until the later of (i) the first day on which the deductibility of the settlement by the Company is no longer precluded by the provisions of Section 162(m) of the Code, or (ii) the six-month anniversary of the date of the Executive’s Separation from Service (as defined in Section 409A(a)(2)(A)(i) of the Code), if deferral to such anniversary date is required to comply with the provisions of Section 409A of the Code. Except as specifically provided herein, the terms and conditions of the Restricted Stock Units shall be subject to the terms of the Incentive Plan and the award agreement evidencing the grant of the Restricted Stock Units, as provided to senior executives of the Company generally. Not-

withstanding anything in this Section 3(b)(iv)(B) to the contrary, the Executive shall be entitled to immediate settlement of any outstanding Restricted Stock Units to the extent such Restricted Stock Units are required to be included in the Executive’s income pursuant to Section 409A of the Code.
       C. Effective Date Stock Option. On the Effective Date, the Company shall grant to the Executive a stock option pursuant to the Incentive Plan to purchase 1,350,000 shares of Common Stock (the “Effective Date Stock Option”). The Effective Date Stock Option shall have a per share exercise price equal to the Fair Market Value on the Effective Date, a ten-year term and will vest in four equal annual installments commencing on the first anniversary of the date of grant, provided that, the Executive remains in the employ of the Company through each such date. Except as specifically provided herein, the terms and conditions of the Effective Date Stock Option shall be subject to the terms of the Incentive Plan and the award agreement evidencing the grant of the Effective Date Stock Option, as provided to senior executives of the Company generally.
       D. Effective Date Restricted Stock Units. On the Effective Date, the Company shall grant to the Executive 400,000 Restricted Stock Units under the Incentive Plan (the “Effective Date Restricted Stock Units”). The restrictions with respect to the Effective Date Restricted Stock Units shall lapse 50% on the second anniversary of the Effective Date and the remainder shall lapse on the fourth anniversary of the Effective Date, provided that, the Executive remains in the employ of the Company through each such date. The Executive has agreed to defer receipt of the settlement of any Effective Date Restricted Stock Units until the later of (i) the first day on which the deductibility of the settlement by the Company is no longer precluded by the provisions of Section 162(m) of the Code, or (ii) the six-month anniversary of the date of the Executive’s Separation from Service, if deferral to such anniversary date is required to comply with the provisions of Section 409A. Except as specifically provided herein, the terms and conditions of the Effective Date Restricted Stock Units shall be subject to the terms of the Incentive Plan and the award agreement evidencing the grant of the Effective Date Restricted Stock Units, as provided to senior executives of the Company generally. Notwithstanding anything in this Section 3(b)(iv)(D) to the contrary, the Executive shall be entitled to immediate settlement of any outstanding Restricted Stock Units to the extent such Restricted Stock Units are required to be included in the Executive’s income pursuant to Section 409A of the Code.
          (v) Pension Plans. During the Employment Period, the Executive shall be eligible for participation in the qualified pension plans, practices, policies and programs of the Company, as may be in effect from time to time, for senior executives of the Company generally.
          (vi) Other Benefits. During the Employment Period, the Executive shall be eligible for participation in the welfare, perquisites, fringe benefit, and other benefit plans, practices, policies and programs, as may be in effect from time to time, for senior executives of the Company generally; provided, that, any severance payments or benefits to be received under any severance benefit plans, practices, policies and programs shall be offset and reduced by any severance benefits or payments received under this Agreement. The fringe bene-

fits and perquisites described in the preceding sentence shall include: reasonable use of Company aircraft for personal and business purposes (not less than 100 flight hours annually for personal use); participation in the Company’s Elected Officer Life Insurance Program; relocation benefits on a tax-neutral basis (including, but not limited to, providing a suitable, furnished apartment to the Executive for transition housing for up to 12 months); and, at the level generally provided for the chief executive officer of the Company, financial planning; an automobile allowance; personal security; and a home security system.
          (vii) Change in Control Benefits. The Executive shall be eligible for participation in the Motorola, Inc. Senior Officer Change in Control Severance Plan or any successor change in control plan or program (the “Change in Control Plan”), as may be in effect from time to time, for senior executives of the Company generally. At all times during the Employment Period, the Company will maintain the Change in Control Plan as in effect on the Effective Date, or provide the Executive with no less favorable benefits and protection under an alternative program or arrangement. Additionally, upon a Change in Control (as defined in the Change in Control Plan), all equity-based awards granted to the Executive on or after the Effective Date (including, without limitation, the 2004 Stock Option, the Restricted Stock Units, the Effective Date Stock Option and the Effective Date Restricted Stock Units) shall become fully vested and exercisable (or, if applicable, all restrictions shall lapse), all performance goals shall be deemed achieved at target levels, all Performance Stock (as defined in the Incentive Plan) shall be delivered as promptly as practicable and all performance units, restricted stock units and other incentive awards shall be paid out as promptly as practicable; provided, however, that the treatment of outstanding awards set forth above (referred to herein as “Accelerated Treatment”) shall not apply if and to the extent that such awards are assumed by the successor corporation (or parent thereof) or are replaced with awards that preserve the existing value of such awards at the time of the Change in Control and provide for subsequent payout in accordance with the same vesting schedule applicable to the original awards; provided, further, that with respect to any awards that are assumed or replaced, such assumed or replaced awards shall provide for the Accelerated Treatment if the Executive is involuntarily terminated (for a reason other than Cause) or if the Executive quits for Good Reason within 24 months of the Change in Control. Notwithstanding the foregoing, if the Company adopts an equity incentive plan with Change in Control benefits more generous than the benefits provided in this Section 3(b)(vii) or a Change in Control severance plan for senior executives generally with more generous benefits than the Change in Control Plan, the Executive will be entitled to those more generous benefits to the extent Executive’s awards are granted under such plan or such Change in Control severance plan is adopted, as applicable.
          (viii) Expenses. During the Employment Period, the Executive shall be eligible for prompt reimbursement for business expenses reasonably incurred by the Executive in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally.
          (ix) Vacation. During the Employment Period, the Executive shall be eligible for paid vacation in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally.

          (x) Signing Bonus. In connection with the replacement of outstanding amounts at his current employer that will be forfeited, on the Effective Date, the Company shall pay to the Executive a lump sum cash payment of $600,000. In addition, on the Effective Date, the Company shall grant to the Executive the number of restricted shares of Company Common Stock under the Incentive Plan (the “Effective Date Restricted Stock”) determined by dividing (a) $1,400,000 by (b) the per-share fair market value of Company Common Stock as of the close of market on the Effective Date, rounded up to the nearest whole share. The restrictions with respect to the Effective Date Restricted Stock shall lapse 100% on the second anniversary of the Effective Date, provided that, the Executive remains in the employ of the Company through such date. Except as specifically provided herein, the terms and conditions of the Effective Date Restricted Stock shall be subject to the terms of the Incentive Plan and the award agreement evidencing the grant of the Effective Date Restricted Stock, as provided to senior executives of the Company generally.
     (c) Other Entities. The Executive agrees to serve, without additional compensation, as an officer and director for each of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment (collectively, the Company and such entities, the “Affiliated Group”), as determined by the Company. As used in this Agreement, the term “affiliates” shall include any entity controlled by, controlling, or under common control with the Company.
     4. Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice in accordance with Section 9(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30-day period after such receipt, the Executive shall not have returned to full time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform his duties with the Company on a full-time basis for 120 consecutive days or for 180 intermittent days in any one-year period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a licensed physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative. If the Parties cannot agree on a licensed physician, each Party shall select a licensed physician and the two physicians shall select a third who shall be the approved licensed physician for this purpose.
     (b) Cause. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean:
          (i) the Executive’s willful and continued failure to substantially perform his duties under this Agreement, other than any such failure resulting from incapacity due to physical or mental illness, which failure has continued for a period of at least 30 days follow-

ing delivery to the Executive of a written demand for substantial performance specifying the manner in which the Executive has failed to substantially perform; or
          (ii) the Executive’s willful engagement in (A) in any malfeasance, dishonesty or fraud that is intended to or does result in the Executive’s substantial personal enrichment or a material detrimental effect on the Company’s reputation or business; or (B) gross misconduct;
          (iii) the Executive’s indictment for, or plea of guilty or nolo contendere to (A) a felony in the United States or (B) to a felony outside the United States, which, regardless of where such felony occurs, the Board reasonably believes has had or will have a detrimental effect on the Company’s reputation or business or the Executive’s reputation; or
          (iv) the Executive’s material breach of Section 7 or Section 12 of this Agreement.
A termination of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (not including the Executive) at a meeting of the Board called and held for such purpose (after at least ten days’ written notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in one or more of the clauses of Section 4(b) above, and specifying the particulars thereof in detail.
     (c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason if (x) an event or circumstance set forth in the clauses of this Section 4(c) below shall have occurred and the Executive provides the Company with written notice thereof within 15 days after the Executive has knowledge of the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that the Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within 30 days after the receipt of such notice, and (z) the Executive resigns within 90 days after the date of delivery of the notice referred to in clause (x) above. For purposes of this Agreement, “Good Reason” shall mean, in the absence of the Executive’s written consent (and except in consequence of a prior termination of the Executive’s employment), the occurrence of any of the following:
          (i) a reduction by the Company in the Executive’s Annual Base Salary or a reduction in the Executive’s Target Bonus as a percentage of the Executive’s Annual Base Salary; or
          (ii) a material reduction in the aggregate level of employee benefits made available to the Executive when compared to the benefits made available to the Executive at any time during the Employment Period, unless such reduction is applicable to senior executives of the Company generally; or
          (iii) the failure of the Executive to be appointed as Chief Executive Officer or Chairman of the Board or, except as required by applicable law or regulation, his re-

moval from either of such positions (other than pursuant to Section 4(g) or pursuant to a termination of the Executive’s employment for death, Disability or Cause); or
          (iv) the failure of the Company to elect or reelect the Executive to the Board; or
          (v) a material diminution in the Executive’s duties or responsibilities (other than as required by applicable law or regulation or as a result of the Executive’s physical or mental incapacity which impairs his ability to materially perform his duties or responsibilities as confirmed by a doctor reasonably acceptable to the Executive or his representative and such diminution lasts only for so long as such doctor determines such incapacity impairs the Executive’s ability to materially perform his duties or responsibilities) as Chief Executive Officer of the Company; or
          (vi) except as required by applicable law or regulation, a material change in the Executive’s reporting relationship so that the Executive no longer reports solely to the Board in his position as Chief Executive Officer; or
          (vii) the Company requiring the Executive’s principal location of employment to be at any office or location more than 35 miles from the principal headquarters of the Company (other than to the extent agreed to or requested by the Executive).
     (d) Voluntary Termination. The Executive may voluntarily terminate his employment without Good Reason (other than due to death, Disability or retirement), and such termination shall not be deemed to be a breach of this Agreement.
     (e) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other Party hereto given in accordance with Section 9(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
     (f) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, or if the Executive voluntarily resigns without Good Reason, the date on which the terminating Party notifies the other Party of such termination, (iii)

if the Executive’s employment is terminated by reason of death, the date of death of the Executive, (iv) if the Executive’s employment is terminated by the Company due to Disability, the Disability Effective Date, or (v) if the Executive’s employment is terminated by the Executive or the Company as a result of a Notice of Non-Renewal, the end of the applicable Employment Period.
     (g) Resignation from All Positions. Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment for any reason, unless otherwise requested by the Board, the Executive shall immediately resign as of the Date of Termination from all positions that he holds or has ever held with the Company and any other member of the Affiliated Group (and with any other entities with respect to which the Company has requested the Executive to perform services), including, without limitation, the Board and all boards of directors of any member of the Affiliated Group. The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.
     5. Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause. If, during the Employment Period, (1) the Company shall terminate the Executive’s employment other than for Cause, death or Disability, or (2) the Executive shall terminate employment for Good Reason:
          (i) the Company shall pay to the Executive in a lump sum in cash within 30 days (except as specifically provided in Section 5(a)(i)(A)(3)) after the Date of Termination the aggregate of the following amounts; provided that, part or all of such lump sum payment shall be deferred until the six-month anniversary of the date of the Executive’s Separation from Service, if deferral to such anniversary date is required to comply with the provisions of Section 409A of the Code:
       A. the sum of (1) the Executive’s Annual Base Salary and any accrued vacation pay through the Date of Termination, (2) the Executive’s business expenses that are reimbursable pursuant to Section 3(b)(viii) but have not been reimbursed by the Company as of the Date of Termination, and (3) the Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs if such bonus has been determined but not paid as of the Date of Termination (at the time such Annual Bonus would otherwise have been paid); and
       B. the amount equal to the product of (x) two and (y) the sum of (I) the Executive’s Annual Base Salary and (II) the Target Bonus; and
          (ii) for two years after the Executive’s Date of Termination (the “Continuation Period”), the Company shall continue medical and life insurance benefits to the Executive and, if applicable, the Executive’s family at least equal to those that would have been provided to them in accordance with the plans, programs, practices and policies of the Company if the Executive’s employment had not been terminated; provided, that the Executive continues to make all required contributions; provided, however, that, if the Executive becomes re-employed with another employer and is eligible to receive substantially equivalent health or life insurance benefits under another employer-provided plan, the health benefits or life insurance described herein, whichever is applicable, shall no longer be provided by the Company; and
          (iii) the 2004 Stock Option, the Effective Date Stock Option, the Restricted Stock Units, the Effective Date Restricted Stock Units, the Effective Date Restricted Stock and all other outstanding equity-based awards granted to the Executive on or after the Effective Date shall continue to vest and, with respect to stock options and other awards that are not immediately exercisable, become exercisable pursuant to their respective terms on the applicable scheduled vesting dates, so long as the Executive complies with the provisions of Section 7 of this Agreement and any other applicable provisions of the applicable award agreement and the Incentive Plan (other than continued service). Subject to the immediately preceding sentence, all such awards shall remain exercisable by the Executive following vesting until the earlier of (A) eighteen months following the later to occur of (x) the applicable vesting date of such award or (y) the Executive’s Date of Termination or (B) the expiration of the scheduled term of such award, as applicable; and
          (iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement (other than any severance plan, program, policy or practice or contract or agreement) of the Company and its affiliates (such amounts and benefits, the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice, based on accrued benefits through the Date of Termination.
Except with respect to payments and benefits under Sections 5(a)(i)(A)(1), 5(a)(i)(A)(2) and 5(a)(iv), all payments and benefits to be provided under this Section 5(a) shall be subject to the Executive’s execution and non-revocation of a release substantially in the form attached hereto as Exhibit A.
     (b) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause or the Executive terminates his employment without Good Reason during the Employment Period, or the Executive’s employment terminates by reason of either Party providing to the other Party a Notice of Non-Renewal, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive an amount equal to the amount set forth in clauses (1), (2) and (3) of Section 5(a)(i)(A) above, and the timely payment or provision of the Other Benefits, in each case to the extent theretofore unpaid, and provide to the Executive the opportunity to continue to exercise outstanding equity awards, granted on or after the Effective Date, to the extent vested on the date of such termination, pursuant to the provisions of the applicable award agreement.
     (c) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than the obligation to pay or provide to the Executive’s beneficiaries an amount equal to the amount set forth in clauses (1), (2) and (3) of Section 5(a)(i)(A) above, the vesting of each stock option, restricted share and restricted stock unit award that is outstanding as of the Date of Termination and continued exercisability of each stock option by the Executive’s beneficiaries until the earlier of (i)

one year after the Date of Termination or (ii) the end of the scheduled term of such option (the “Stock Benefits”).
     (d) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than the obligation to pay or provide to the Executive an amount equal to the amount set forth in clauses (1), (2) and (3) of Section 5(a)(i)(A) above, the provision of the Stock Benefits and the timely payment or provision of Other Benefits, including any applicable disability benefits.
     6. Full Settlement. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced as a result of a mitigation duty whether or not the Executive obtains other employment. To the extent permitted by applicable law, the Company shall pay directly to the Executive all reasonable legal fees and expenses reasonably incurred by the Executive in connection with the negotiation and preparation of this Agreement, subject to a maximum of $50,000, and the Company shall reimburse the Executive for all legal costs and expenses reasonably incurred (and documented in invoices) in connection with any dispute under this Agreement, so long as the Executive prevails in such dispute on at least one material issue. In addition, the Company shall indemnify and hold the Executive, harmless on an after-tax basis, for any income tax, and all other applicable taxes imposed as a result of the Company’s payment of any legal fees contemplated herein in connection with the preparation and negotiation of this Agreement.
     7. Covenants.
     (a) Confidential Information. The Executive shall hold in a fiduciary capacity for benefit of the Affiliated Group, all secret or confidential information, knowledge or data relating to the Affiliated Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive obtains during the Executive’s employment by the Affiliated Group that is not public knowledge (other than as a result of the Executive’s violation of this Section 7(a)) (“Confidential Information”). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Affiliated Group, except with prior written consent of the Company, or as otherwise required by law or legal process or as such disclosure or use may be required in the course of the Executive performing his duties and responsibilities as the Chief Executive Officer and Chairman of the Board of the Company. Notwithstanding the foregoing provisions, if the Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, the Executive shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate member of the Affiliated Group may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Executive shall reasonably cooperate with the Affiliated Group to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Executive shall disclose only that portion of the confidential or proprietary information which he is advised by counsel in writing (either his or the Company’s) that he is legally required to so disclose. Upon his termination of employment with the Company for any reason, the Executive shall promptly return to the Company, all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans, documents, and other documents and the like relating to the business of the Affiliated Group or containing any trade secrets relating to the Affiliated Group or that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment with the Company, and all keys, credit cards and passes, and such materials shall remain the sole property of the Company and/or the Affiliated Group, as applicable. For purposes of the preceding sentence, the term “trade secrets” shall have the meaning ascribed to it under the Illinois Trade Secrets Act or, if such act is repealed, the Uniform Trade Secrets Act (on which the Illinois Trade Secrets Act is based). The Executive agrees to represent in writing to the Company upon termination of employment that he has complied with the foregoing provisions.
     (b) Non-Recruitment of Affiliated Group Employees. The Executive shall not, at any time during the Restricted Period (as defined in this Section 7(b)), without the prior written consent of the Company, directly or indirectly, solicit, recruit, or employ (whether as an employee, officer, agent, consultant or independent contractor) any person who is or was at any time during the 120 days prior to Executive’s termination of employment, an employee, representative, officer or director of any member of the Affiliated Group and who possesses confidential information of the Affiliated Group. Further, during the Restricted Period, the Executive shall not take any action that could reasonably be expected to have the effect of directly encouraging or inducing any person to cease their relationship with any member of the Affiliated Group for any reason, except for terminations of employment in the ordinary course of business. This Section 7(b) shall not apply to (i) recruitment of employees for the Affiliated Group, (ii) the Executive’s personal administrative staff who perform secretarial-type functions or (iii) the hiring of any person (in the absence of a solicitation or recruitment by the Executive) unless (A) the person was one of the Executive’s direct reports, (B) the Executive had material or frequent contact with such person in furtherance of the performance of the duties of such person or the Executive, or (C) the Executive, prior to the Date of Termination, actively participated in the recruitment or hiring of such person at the Company other than merely approving any of the terms of such person’s employment. Additionally, a general employment advertisement by an entity of which the Executive is a part will not constitute solicitation or recruitment. The “Restricted Period” shall mean the period of the Executive’s employment with the Company and its subsidiaries through the second anniversary of the Date of Termination for any reason.
     (c) No Competition — Solicitation of Business. During the Restricted Period, the Executive shall not, either directly or indirectly, compete with the business of the Company by (i) becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than 3-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) in any Competitive Business (as defined below), or (ii) soliciting, servicing, or accepting the business of (A) any active customer of any member of the Affiliated Group, or (B) any person or entity who is or was at any time during the previous twelve months a customer of any member of the Affiliated Group, provided that such business is competitive with any significant business of any member of the Affiliated Group.

“Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that engages in any principal or significant business of the Company or any of its subsidiaries as of the Date of Termination for any reason (or any material or significant business being actively pursued as of the Date of Termination that the Company or any of its subsidiaries enter during the Restricted Period).
     (d) Assistance. The Executive agrees that during and after his employment by the Company, the Executive will assist the Affiliated Group in the defense of any claims, or potential claims that may be made or threatened to be made against any member of the Affiliated Group in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will assist the Affiliated Group in the prosecution of any claims that may be made by any member of the Affiliated Group in any Proceeding, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment by the Company. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of any member of the Affiliated Group (or their actions), regardless of whether a lawsuit has then been filed against any member of the Affiliated Group with respect to such investigation. The Company agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees and shall pay a reasonable per diem fee for the Executive’s service. In addition, the Executive agrees to provide such services as are reasonably requested by the Company to assist any successor to the Executive in the transition of duties and responsibilities to such successor. Any services or assistance contemplated in this Section 7(d) shall be at mutually agreed to and convenient times.
     (e) Remedies. The Executive acknowledges and agrees that the terms of Section 7: (i) are reasonable in geographic and temporal scope, (ii) are necessary to protect legitimate proprietary and business interests of the Company in, inter alia, near permanent customer relationships and confidential information. The Executive further acknowledges and agrees that in addition to all other remedies at law and/or equity, (x) the Executive’s breach of the provisions of Section 7 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits. The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. The Parties further acknowledge and agree that the provisions of Section 7(a) below are accurate and necessary because (A) this Agreement is entered into in the State of Illinois, (B) as of the Effective Date, Illinois will have a substantial relationship to the Parties and to this transaction, (C) as of the Effective Date, Illinois will be the headquarters state of the Company, which has operations nationwide and has a compelling interest in having its employees treated uniformly within the United States, (D) the use of Illinois law provides certainty to the Parties in any covenant litigation in the United States, and (E) enforcement of the provision of this Section 7 would not violate any fundamental public policy of Illi-

nois or any other jurisdiction. If any of the provisions of Section 7 are determined to be wholly or partially unenforceable, the Executive hereby agrees that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of this Section 7 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.
     (f) The covenants in this Section 7 apply in the countries in which Executive has physically been present performing work for the Company at any time during the two years preceding termination of his employment.
     8. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
     (b) The Company shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all or a substantial portion of its business and/or assets to assume expressly and agree to perform this Agreement immediately upon such succession in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
     9. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws. The Parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Illinois, in any action or proceeding brought with respect to or in connection with this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.
     (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
At the most recent address on file for the Executive at the Company.
With a copy to:
Larry Sonsini, Esq.
John Aguirre, Esq.
Wilson Sonsini Goodrich & Rosati

650 Page Mill Road
Palo Alto, CA 94304
If to the Company:
Motorola, Inc.
1303 East Algonquin Road
Schaumburg, IL 60196
Attention: General Counsel
With a copy to:
Michael S. Katzke, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
or to such other address as either Party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
     (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
     (d) Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable or benefits provided under this Agreement any Federal, state, and local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     (e) Subject to the provisions of Section 4(c), the Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
     (f) From and after the Effective Date, this Agreement shall supersede any other employment agreement or understanding between the Parties, provided that, notwithstanding any other provision of this Agreement to the contrary, in the event of a Change in Control (as defined in the Change in Control Plan), the Change in Control Plan shall supersede this Agreement; provided, that, the provisions in Section 3(b)(vii) will continue to apply.
     (g) The Company may not issue a press release or otherwise publicly disclose the Executive’s employment or potential employment with the Company without Executive’s consent as to the content and timing of such disclosure, which approval shall not be unreasonably withheld.
     10. Director’s and Officer’s Insurance. The Company shall provide the Executive with reasonable Director’s and Officer’s insurance coverage that is at least as favorable as the coverage provided to other directors and officers of the Company. Such insurance coverage shall continue in effect both during the Employment Period and, while potential liability exists, thereafter.
     11. Indemnification. The Company shall indemnify the Executive and hold him harmless to the fullest extent permitted by law and under the by-laws of the Company against, and in respect to, any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney fees), losses and damages resulting from the Executive’s good faith performance of his duties and obligations with the Company.
     12. Representations. The Executive hereby represents and warrants to the Company that the Executive is not party to any contract, understanding, agreement or policy, whether or not written, with his current employer (or any other previous employer) or otherwise, that would be breached by the Executive’s entering into, or performing services under, this Agreement. The Executive further represents that he has disclosed to the Company in writing all material threatened, pending, or actual claims that are unresolved and still outstanding as of the Effective Date, in each case, against the Executive of which he is aware, if any, as a result of his employment with his current employer (or any other previous employer) or his membership on any boards of directors. Executive agrees that he has not, will not and cannot rely on any representations not expressly made herein and the only consideration for signing this Employment Agreement are the terms stated herein and no other promises or representations of any kind have been made by any person or entity whatsoever to cause him to sign this Employment Agreement.

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

/s/ Edward J. Zander
EXECUTIVE

MOTOROLA, INC.
By:	Samuel C. Scott III
	Title:	Chair, Compensation and Leadership Committee

EXHIBIT A
Form of Release
     (a) In consideration for the payment of the severance described in the Executive employment agreement with the Company (the “Employment Agreement”), dated as of [ ], the Executive for himself, and for his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its subsidiaries, affiliates and divisions and their respective, current and former, trustees, officers, directors, partners, shareholders, agents, employees, consultants, independent contractors and representatives, including without limitation all persons acting by, through under or in concert with any of them (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967), national origin, religion, disability, or any other unlawful criterion or circumstance, which the Executive and Releasers had, now have, or may have in the future against each or any of the Releasees, including under the Illinois Law Against Discrimination (collectively “Executive/Releaser Actions”) from the beginning of the world until the date hereof.
     (b) The Executive acknowledges that: (i) this entire Release is written in a manner calculated to be understood by him; (ii) he has been advised to consult with an attorney before executing this Release; (iii) he was given a period of twenty-one days within which to consider this Release; and (iv) to the extent he executes this Release before the expiration of the twenty-one day period, he does so knowingly and voluntarily and only after consulting his attorney. The Executive shall have the right to cancel and revoke this Release by delivering notice to the Company pursuant to the notice provision of Section 9 of the Employment Agreement prior to the expiration of the seven-day period following the date hereof, and the severance benefits under the Employment Agreement shall not become effective, and no payments or benefits shall be made or provided thereunder, until the day after the expiration of such seven-day period (the “Revocation Date”). Upon such revocation, this Release and the severance provisions of the Employment Agreement shall be null and void and of no further force or effect.
     (c) Notwithstanding anything herein to the contrary, the sole matters to which the Release do not apply are: (i) the Executive’s rights of indemnification and directors and officers liability insurance coverage to which he was entitled immediately prior to ___with regard to his service as an officer of the Company; (ii) the Executive’s rights under any tax-qualified pension or claims for accrued vested benefits or rights under any other employee benefit plan, policy or arrangement (whether tax-qualified or not) maintained by the Company or under COBRA; or (iii) the Executive’s rights under Section 5 of the Employment Agreement which is intended to survive termination of employment.
     (d) This Release is the complete understanding between the Executive and the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. The Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.
     (e) In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.
     (f) This Release shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws.
     (g) This Release inures to the benefit of the Company and its successors and assigns.

EXECUTIVE